Unsecured Demand Promissory Note


$53,000
March 19th, 2002
Chicago,
Illinois




	FOR VALUE RECEIVED, Universal Automotive Industries, Inc., a Delaware corporation (the "undersigned) whose address is:


		11859 South Central Avenue
		Alsip, Illinois 60803

	Promises to pay to the order of Robert F. Gorman ("Payee") whose address is:


		2225 Croydon Walk
		St. Louis, MO 63131


	on DEMAND, the principal sum of Fifty Three thousand Dollars ($53,000), plus accrued interest. Such interest shall be computed at the rate of three percent (3%) per annum ("note rate"), and shall be payable quarterly beginning June 30, 2002. If the Undersigned and Payee agree, the Undersigned may pay some or all of the indebtedness owed toPayee in the form of fully registered common stock, par value $0.01 per share (the "Shares"), of the Undersigned. Upon full payment to Payee of all amounts due to Payee under this Note, whether payment is in the form of cash or Shares, the Undersigned shall have no further obligations owed to Gorman under either this Note or that certain Stock Issuance Agreement between the Undersigned and Payee dated March 19th, 2002.

	Interest hereunder shall be computed on the basis of a year consisting of 360 days and charged for the actual number of days within the period for which interest is being charged.

	The Undersigned shall have the right to prepay the amounts due hereunder, in whole or in part, at any time without premium or penalty.

	Upon the occurrence of any of the following events of default:

(i)	Any payment due hereunder shall not be paid within
ninety (90) days after the date when due;


(ii)	The Undersigned shall fail to perform or observe any
other obligation at the time and in the manner required by this note;


(iii)	The Undersigned shall (a) generally not be paying the
Undersigned's debts as they become due, (b) file, or consent, by answer or otherwise, to the filing against the Undersigned of a petition for relief or reorganization or arrangement or any other petition in bankruptcy or insolvency under the laws of any jurisdiction, (c) make an assignment for the benefit of creditors, (d) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers for itself or for any substantial part of its property, (e) be adjudicated insolvent, or (f) take action for the purpose of any of the foregoing:


(iv)	If any court of competent jurisdiction shall enter an order
appointing, without the consent of the Undersigned, a custodian, receiver, trustee or other officer with similar powers with respect to the Undersigned or with respect to any substantial part of the property of the Undersigned, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of the Undersigned's property, or if any petition for any such relief shall be filed against the Undersigned and such petition shall not be dismissed within thirty (30) days; or


(v)	If the Undersigned shall sell, transfer or otherwise
dispose of all or substantially all of its assets or property or if shares representing greater than two-thirds of the voting control of the Undersigned are sold or transferred in one transaction or a series of transactions.


Then, and in any such and at any time thereafter, the payee may, by written notice to the Undersigned, declare the entire unpaid principal amount hereunder to be immediately due and payable, whereupon the same shall become forthwith due and payable, and proceed to exercise any and all rights and remedies that Payee may have at law or in equity.

	All payments made pursuant to the terms of this note shall, at Payee's option, be applied first to the payment of any fees, expenses or any other costs that Undersigned is obligated to pay hereunder, second to the payment of accrued interest hereunder and the remainder to reduce the unpaid principal amount hereof.


	If any attorney is engaged to collect all or any portion of the liabilities of the Undersigned hereunder or to represent Payee in any bankruptcy, reorganization, receivership or other proceedings affecting creditors rights and involving a claim under this Note, or to represent Payee in any other proceedings whatsoever in connection with this Note, then the Undersigned shall be liable to Payee for all reasonable attorneys' fees, costs and expenses in connection therewith, in addition to all other amounts due hereunder.


	The Undersigned hereby waives presentment for payment, demand, notice of non-payment, notice of dishonor, protest of any dishonor, notice of protest and protest of this Note. The Undersigned hereby consents to every extension of time, renewal, waiver or modification that may be granted by Payee with respect to the payment or other provisions of this Note or any part hereof, with or without substitution, and agrees that additional makers or guarantors or endorsers may become parties hereto without notice to the Undersigned, and without affecting the liability of the Undersigned hereunder.


	No delay or omission on the part of Payee in exercising any rights or remedies herein shall operate as a waiver of such right or remedy or of any other right or remedy, and no singular or partial exercise of any right or remedy shall preclude any other further exercise of any other right or remedy. A waiver of any right or remedy on any one occasion shall not be construed as a bar or waiver of any right or remedy on future occasions, and no delay, omission, waiver or partial exercise shall be deemed to establish a custom or course of dealing or performance between the parties hereto.


	In the event that any provision of this Note is deemed to be invalid by reason of the operation of any law, this Note shall be construed as not containing such provision and the invalidity of such provision shall not affect the validity of any other provisions hereof, and any other provisions hereof which otherwise are lawful and valid shall remain in full force and affect.


	This Note shall be binding upon, to the benefit of and be enforceable by the respective successors and assigns of Payee and the Undersigned.


This Note may not be changed or amended orally, but only by an instrument in writing signed by the party against whom enforcement of the change or amendment is sought.


	The Validity and interpretation of this Note shall be governed by the internal laws (and not the laws of conflict) of the State of Illinois.







	IN WITNESS WHEREOF, the Undersigned has executed this not on March
19th, 2002.


					UNIVERSAL AUTOMOTIVE
INDUSTRIES, INC.




					By:        /s/         A. Scott

					Title:     President C.E.O.